SECOND AMENDMENT TO THE

RUBY TUESDAY, INC. 2005 DEFERRED COMPENSATION PLAN

THIS SECOND AMENDMENT is made on this 11th day of July, 2007 by Ruby Tuesday, Inc. a corporation duly organized and existing under the laws of the State of Georgia (hereinafter called the “Primary Sponsor”).

WITNESSETH:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. 2005 Deferred Compensation Plan (the “Plan”) under an indenture dated January 5, 2005; and

WHEREAS, the Primary Sponsor now wishes to amend the Plan to make certain changes determined to be necessary or desirable following the issuance of final regulatory guidance issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective as of January 1, 2007, as follows:

1.	By adding the following new Section 1.22A:

“1.22A‘Termination of Employment’ means the Member’s separation from service with the Primary Sponsor and its Affiliates as contemplated under Code Section 409A(a)(2)(A)(i) for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Member’s employment and whether there is an intent for the Member to provide significant services for the Primary Sponsor or any Affiliate following such termination. A termination of employment will not be considered a Termination of Employment if:

(a)       the Member continues to provide services as an employee of the Primary Sponsor or any Affiliate at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)       the Member continues to provide services to the Primary Sponsor or any Affiliate in a capacity other than as an employee of such entity at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).”

2.	By deleting the existing Section 1.24 and substituting therefor the following:

“1.24   ‘Unforeseeable Emergency’ means a severe hardship to the Member resulting from an illness or accident of the Member, the Member’s spouse, or a dependent (as defined in Code Section 152 without regard to Subsections 152(b)(1), (b)(2) and (d)(1)(B) thereof) of the Member, loss of the Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Member; provided further that such hardship can not be relieved through reimbursement or compensation from insurance or otherwise; by liquidation of assets (to the extent liquidation would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.”

3.	By deleting the existing Section 2.2 and substituting therefor the following:

“2.2     A Member who ceases to be an Eligible Employee will no longer be eligible to make further deferrals under the Plan pursuant to Section 3, but shall continue to be subject to all other terms of the Plan so long as he remains a Member of the Plan. Any deferral election then in effect as of the date the Member ceases to be an Eligible Employee will be cancelled by action of the Plan Administrator as soon as administratively practical, subject to any restrictions on the implementation of the cancellation under Code Section 409A, including any regulatory guidance issued thereunder.”

4.	By deleting the existing Section 3.2 and substituting therefor the following:

“3.2     All elections to defer Annual Compensation under this Section 3 shall be irrevocable and may only be made pursuant to an agreement between the Member and the Plan Sponsor, which shall be in such form and subject to such rules and limitations as the Plan Administrator may prescribe and shall specify the amount of the Annual Compensation of the Member that the Member desires to defer.

(a)       Except as otherwise permitted in this Section 3.2, no election to defer a portion of a Member’s Annual Compensation (exclusive of any Annual Bonus) may be made later than the last day of the Plan Year immediately preceding the Plan Year in which the Annual Compensation will be earned and shall become irrevocable as of December 31 of the Plan Year immediately preceding the Plan Year for which the election is effective.

(b)       In the case of the first Plan Year in which an Eligible Employee becomes a Member, the Plan Administrator may, at its discretion, allow the Member to make an election to defer a portion of the Member’s Annual Compensation (exclusive of any Annual Bonus) that will be payable to him for that Plan Year within thirty (30) days after the date the Employee becomes an Eligible Employee but only with respect to Annual Compensation (exclusive of Annual Bonus) payable for services to be performed after the election is made. All elections to defer Annual Compensation under this Section 3.2(b) shall be irrevocable as of the last day of the applicable thirty (30) day period.

(c)       No election to defer the portion of a Member’s Annual Bonus may be made later than six (6) months prior to the last day of the performance period for which the Annual Bonus is payable provided the Member has provided services continuously to the Primary Sponsor or an Affiliate from the later of the beginning of the performance period or the date the corresponding performance criteria have been established and, provided further, that the amount of the Member’s Annual Bonus has not become readily ascertainable as of the date the election is made.

(d)       A Member who has ceased to be an Eligible Employee may be treated as a new Member in accordance with the last sentence of Section 3.2(a) only if the Member has not been eligible to participate in the Plan (other than with respect to the receipt of earnings credits under Section 5.3) for a period of at least twenty-four (24) months.”

5.	By adding the following new Section 3.3:

“3.3     If a Member makes a withdrawal request pursuant to Section 6 and such request is approved, the Member’s deferral election then in effect, if any, shall be cancelled by action of the Plan Administrator as soon as administratively practical.”

6.	By deleting the existing Section 6.2 and substituting therefor the following:

“6.2     Applicable Procedures. Unforeseeable Emergency payments shall be made to a Member only in accordance with such rules, policies, procedures, restrictions, and conditions as the Plan Administrator may from time to time adopt. Any distribution under this Section 6 must be limited to the amount reasonably necessary to satisfy the emergency need (including federal, state and local taxes and penalties that are reasonably anticipated to result from the distribution). Any determination of the acceptance or denial of a request for an Unforeseeable Emergency payment shall be made by the Plan Administrator as soon as practicable after the Member’s request is approved in accordance with rules applied in a uniform and nondiscriminatory manner. A payment under this Section 6 shall be made in a lump sum in cash to the Member and shall be charged against the Member’s Employee Deferred Account as of the Valuation Date coinciding with or immediately following the date of the payment.”

7.         By deleting existing Sections 7.1(a) and 7.1(b) and substituting therefor the following:

“7.1     (a)       A Member may elect, no later than the date the deferral election of Annual Compensation (exclusive of Annual Bonus) becomes irrevocable for a given Plan Year, to receive payment of the amount deferred by such election, and all vested matching credits and earnings attributable thereto, in any of the following forms at the times indicated:

(1)       a lump sum distribution in the month of January of the calendar year of the Member’s choice or, if earlier, in the month of January following the calendar year in which the Member experiences a Termination of Employment; or

(2)       in annual installments for a period not to exceed ten (10) years commencing in the month of January of the calendar year of the Member’s choice or, if earlier, commencing in the month of January following the calendar year in which the Member experiences a Termination of Employment.

For purposes of this Section 7.1(a), any payment made respecting the deferral of Annual Compensation for a Plan Year shall apply to the deferral of Annual Bonus, if any, attributable to the performance period commencing in that Plan Year.

(b)       If an election pursuant to Section 7.1(a) or Section 7.1(c) is not validly in effect, Annual Compensation deferred for any given Plan Year, and all vested matching credits and earnings attributable thereto, in which, the distribution of such amounts, credits, and earnings shall become payable as of the earlier of the date the Member experiences a Termination of Employment or attains age 65. Such amounts that become payable on account of a Termination of Employment pursuant to this Section 7.2(b) shall be paid in a lump sum in cash in the month of January immediately following the Plan Year in which the Member attains age fifty-five (55) if the Termination of Employment occurs prior to the date the Member attains age fifty-five (55) and shall be paid in a lump sum in cash in the month of January immediately following the Plan Year in which the Member experiences a Termination of Employment if the Termination of Employment occurs on or after the date the Member attains age fifty-five (55).”

8.         By deleting existing Sections 7.2(a) and 7.2(b) and substituting therefor the following:

“(a)     Upon the death of a Member who dies prior to the date on which he is entitled to the commencement of payments of his Accrued Benefit, the Member’s Beneficiary shall be entitled to the vested portion of the Member’s Account, determined in accordance with Sections 4.2 and 7.4. The form of payment of the Accrued Benefit shall be in a lump sum and payment shall be made in the calendar month following the calendar month in which the Member died.

(b)       Upon the death of a Member on or after the date on which the Member is entitled to the commencement of payment of his Accrued Benefit, the Member’s Beneficiary shall be entitled to receive any unpaid portion of the Member’s Accrued Benefit. These payments shall be made according to the manner and method by which payments were being made to the Member during his lifetime.”

9.	By deleting the existing Section 7.2(d) in its entirety.

10.	By deleting Section 7.4 and substituting therefor the following:

“7.4     Notwithstanding anything in Section 7.1 to the contrary, no distribution of a Member’s Accrued Benefit under the Plan shall include amounts credited to a Member’s Account under Plan Section 4 in which a Member is not vested, and, instead, any such nonvested amounts shall be forfeited by the Member. The vested portion of a Member’s Account shall be determined in accordance with Section 4.2; provided, however, that a Member becomes fully vested in his Account upon attaining age 65 while in the employ of a Plan Sponsor or upon experiencing a Termination of Employment with a Plan Sponsor due to a disability within the meaning of Code Section 72(m)(7) or would be entitled to disability retirement benefits under the Social Security Act.”

11.	By adding a new final sentence to Section 12.1, as follows:

“The Primary Sponsor reserves the right to amend the Plan in any respect solely to comply with the provisions of Code Section 409A so as not to trigger any unintended tax consequences prior to the distribution of benefits provided herein.”

12.	By adding new Sections 12.5 and 12.6, as follows:

“12.5   Notwithstanding the foregoing provisions of Section 12, the Primary Sponsor may cause one or more Plan Sponsors to pay the lump sum value of Member Accounts if the Primary Sponsor determines that such payment of retirement benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor guidance. In such an event, payment shall be made at the earliest date permitted under such guidance.

12.6     Notwithstanding any other provision of the Plan to the contrary, the Primary Sponsor shall cause each Plan Sponsor to make payments hereunder before such payments are otherwise due if it determines that the provisions of the Plan fail to meet the requirements of Code Section 409A and the rules and regulations promulgated thereunder; provided, however, that such payment(s) may not exceed the amount required to be included in income as a result of such failure to comply with the requirements of Code Section 409A and the rules and regulations promulgated thereunder.”

13.	By deleting Section 14.2 and substituting therefor the following:

“14.2   When payments commence under the Plan, the Plan Sponsor shall have the right to deduct from each payment made under the Plan any required withholding taxes. The Plan Sponsor may deduct from a Member’s Account or other compensation payable to the Member any required withholding taxes attributable to the Member’s participation in the Plan prior to the date payments commence.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Second Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this Second Amendment to be executed on the day and year first above written.

RUBY TUESDAY, INC.

By:	/s/ Samuel E. Beall, III

Title:	Chairman, Chief Executive Officer and President

ATTEST:

By:	/s/ Scarlett May

Title:	Secretary

[CORPORATE SEAL]